UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2016

Monsanto Company

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16167	43-1878297
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 North Lindbergh Blvd.

St. Louis, Missouri 63167

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (314) 694-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 14, 2016, Monsanto Company, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bayer Aktiengesellschaft, a German stock corporation (“Bayer”), and KWA Investment Co., a Delaware corporation and an indirect wholly owned subsidiary of Bayer (“Merger Sub”).

The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Bayer. The Merger Agreement provides that each share of common stock of the Company, par value $0.01 per share (“Common Stock”) (other than shares of Common Stock owned by Bayer, Merger Sub or any of their wholly owned subsidiaries, shares of Common Stock owned by the Company or its wholly owned subsidiaries and shares of Common Stock owned by stockholders of the Company who properly demand and do not withdraw a demand for, or lose their right to, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware) and each restricted stock unit of the Company and performance stock unit of the Company outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be automatically converted into the right to receive $128.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, each outstanding option to purchase shares of Common Stock and each stock appreciation right in respect of a share of Common Stock, whether vested or unvested, will be automatically converted into the right to receive the Merger Consideration less the applicable exercise price of such option or stock appreciation right, without interest. In the case of restricted stock units and performance stock units, the Merger Consideration generally will be paid when the original award would have settled, but the Merger Consideration will be paid shortly following the Effective Time in the case of stock options and stock appreciation rights.

The Board of Directors of the Company (the “Board”) has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger. The obligation of the parties to complete the Merger is subject to customary closing conditions, including, among others, (i) the approval of the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote (the “Stockholder Approval”), (ii) the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the adoption of all approvals necessary for the completion of the Merger by the European Commission under Council Regulation (EC) No. 139/2004, (iv) the receipt of certain other required foreign antitrust approvals, (v) completion of the review process by the Committee on Foreign Investment in the United States (“CFIUS”), (vi) no approvals related to CFIUS or antitrust laws having been made or obtained with the imposition of conditions that, together with Divestiture Actions (as defined below) undertaken, would reasonably be expected to have a Substantial Detriment (as defined below), (vii) the absence of any law, order or injunction prohibiting the Merger, (viii) the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain qualifications) and (ix) the performance by the parties of their respective obligations under the Merger Agreement in all material respects. Bayer has entered into a syndicated term loan facility agreement with Bank of America, N.A., Credit Suisse AG, London Branch, Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, HSBC

Bank plc, The Hong Kong and Shanghai Banking Corporation Limited and JPMorgan Chase Bank, N.A., London Branch, pursuant to which the lenders under such agreement have committed, upon certain terms and subject to certain conditions, to lend $56.9 billion, and the closing of the Merger is not subject to a financing condition.

The Merger Agreement provides that Bayer is required to take all actions necessary to obtain antitrust approvals and completion of the CFIUS review process, including (i) agreeing to the sale, divestiture or other conveyance or holding separate of assets of Bayer or the Company, (ii) permitting the Company to sell, divest or otherwise convey or hold separate its assets, (iii) terminating or creating any relationship, contractual right or obligation of Bayer or the Company or (iv) terminating any joint venture or other arrangement of Bayer or the Company (each, a “Divestiture Action”). However, Bayer is not required to take (a) any Divestiture Action described in the foregoing clauses (i) or (ii) that, taken together with all other Divestiture Actions described in such clauses, would reasonably be likely to result in a one-year loss of net sales to Bayer, the Company and their subsidiaries in excess of $1.6 billion in the aggregate (measured in accordance with the Merger Agreement) or (b) any Divestiture Action that, taken together with all other Divestiture Actions, would reasonably be likely to have a material adverse effect on the business, financial condition or results of operations of the consolidated agricultural businesses of Bayer, the Company and their subsidiaries, taken as a whole (a “Substantial Detriment”).

The Company has agreed not to solicit alternative acquisition proposals. However, the Company may, subject to the terms and conditions set forth in the Merger Agreement, furnish information to, and engage in discussions and negotiations with, a third party that makes an unsolicited acquisition proposal if the Board determines in good faith, after consultation with its outside counsel, that such acquisition proposal constitutes or could reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement) and that failure to take such action would be inconsistent with its fiduciary duties under applicable law. Prior to the time the Stockholder Approval is obtained, the Board may change its recommendation that stockholders adopt the Merger Agreement and/or cause the Company to enter into an alternative acquisition agreement providing for a Superior Proposal if the Board determines in good faith, after consultation with its outside counsel, that, among other things, failure to do so would be inconsistent with its fiduciary duties under applicable law and the Company complies with certain other specified conditions, including providing Bayer five business days to propose revisions to the Merger Agreement which would cause such Superior Proposal no longer to constitute a Superior Proposal.

The Merger Agreement contains certain termination rights, including the right of the Company to terminate the Merger Agreement in connection with entering into a definitive agreement providing for a Superior Proposal. However, in such circumstances and if the Board changes its recommendation or in certain circumstances in which the Stockholder Approval is not obtained and the Company consummates an alternative acquisition agreement, the Company would be obligated to pay to Bayer a termination fee of $1.85 billion, net of any expense reimbursement described below. Further, the Company would be required to reimburse Bayer for certain expenses up to $150 million if the Merger Agreement is terminated because the Stockholder Approval is not obtained.

In addition, either party may terminate the Merger Agreement if the Merger is not consummated by the “outside date” of the Merger Agreement, which is September 14, 2017, but is subject to automatic extension to June 14, 2018 if one or more of the conditions relating to antitrust approvals, completion of CFIUS review and the absence of laws, orders and injunctions have not been satisfied or waived (but all other conditions have been satisfied or were capable of being satisfied). In the event that the Merger Agreement is terminated (1) as a result of an order imposed by a governmental antitrust entity or (2) due to passage of the outside date and, at the time that the outside date is reached, the antitrust-related closing conditions were not satisfied (but all other closing conditions were satisfied or were capable of being satisfied), then in each case, Bayer would be required to pay the Company a termination fee of $2 billion.

The foregoing description of the Merger Amendment does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Bayer or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement (except with respect to Company stockholders’, optionholders’ and other awardholders’ right to receive the applicable consideration following the Effective Time) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving the Company and Bayer. In connection with the proposed merger, the Company and Bayer intend to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, http://www.sec.gov, and the Company’s website, www.monsanto.com, and the Company’s stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from the Company. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.

Participants in Solicitation

The Company, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposed transaction. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Forward-Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that the Company’s stockholders do not approve the transaction; uncertainties as to the timing of the transaction; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at the Company; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing and completion of the merger; the impact of the transaction on the Company’s credit rating; other factors detailed in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended August 31, 2015 and the Company’s other filings with the SEC, which are available at http://www.sec.gov and on the Company’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated September 14, 2016, by and among Bayer Aktiengesellschaft, KWA Investment Co. and Monsanto Company†

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MONSANTO COMPANY

Date: September 20, 2016	By:	/s/ Christopher A. Martin
	Name:	Christopher A. Martin
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated September 14, 2016, by and among Bayer Aktiengesellschaft, KWA Investment Co. and Monsanto Company†

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.